Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Campbell’s Company of our report dated September 18, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in The Campbell’s Company’s Annual Report on Form 10-K for the year ended August 3, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 13, 2026